UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant  ☑

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

NUMEREX CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule  0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

NUMEREX CORP.
1600 Parkwood Circle SE, Suite 500
Atlanta, Georgia 30339

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
MAY 15, 2009
11:00 a.m. Eastern Time

Dear Shareholders:

Notice is hereby given that the 2009 annual meeting of shareholders (the “Annual Meeting”) of Numerex Corp., a Pennsylvania corporation (the “Company”), will  be held on Friday, May 15, 2009 at 11:00 a.m. Eastern Time in the Media Center at the Cobb Chamber of Commerce, 240 Interstate North Parkway, Atlanta, Georgia 30339 for the following purposes:

1.	To elect six nominees to serve as directors of the Company;

2.	To ratify the appointment of Grant Thornton LLP as the independent accountants of the Company; and

3.	To transact such other business as may properly come before the Annual Meeting and any postponement(s) or adjournment(s) thereof.

Only shareholders of record as of the close of business on March 13, 2009 are entitled to receive notice of, to attend, and to vote at the Annual Meeting.

Under new rules adopted by the Securities and Exchange Commission, the Company is pleased to make this Proxy Statement and the Company’s Annual Report to Shareholders available on the Internet instead of mailing a printed copy of these materials to each shareholder. Shareholders who receive a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail will not receive a printed copy of these materials other than as described in the Notice. The Company believes these rules allow it to provide you with the information you need while lowering delivery costs and reducing the environmental impact of the Annual Meeting.

You are cordially invited to attend the Annual Meeting in person. However, to ensure your vote is counted at the Annual Meeting, please vote as promptly as possible as provided in the Notice.

Sincerely,

/s/ Stratton J. Nicolaides
Stratton J. Nicolaides
Chairman and Chief Executive Officer

/s/ Andrew J. Ryan
Andrew J. Ryan
General Counsel and Secretary

Atlanta, Georgia
April 3, 2009

NUMEREX CORP.
 1600 Parkwood Circle SE, Suite 500
 Atlanta, Georgia 30339

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS

GENERAL INFORMATION

Why am I receiving these materials and why did I receive a one-page Notice of Internet Availability of Proxy Materials in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

These materials are being made available in connection with the Company's solicitation of proxies for use at the Annual Meeting, to be held on Friday, May 15, 2009 at 11:00 a.m. Eastern Time, and any postponement(s) or adjournment(s) thereof. Under new rules adopted by the SEC, the Company is making this Proxy Statement and the Company’s Annual Report to Shareholders available on the Internet instead of mailing a printed copy of these materials to each shareholder. Shareholders who received the Notice of Internet Availability of Proxy Materials (the “Notice”) by mail will not receive a printed copy of these materials other than as described in the Notice, which contains instructions as to how shareholders may access and review all of the important information contained in the materials on the Internet, including how shareholders may submit proxies by telephone or over the Internet.

What is included in these materials?

These materials include:

•	this Proxy Statement for the Annual Meeting; and

•	the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the SEC on March 13, 2009 (the “Annual Report”).

If you requested printed versions of these materials by mail as provided in the Notice, these materials also include the printed proxy card for the Annual Meeting.

What matters will be voted on at the Annual Meeting'?

Shareholders will vote on two items at the Annual Meeting:

•	the election to the Board of the six nominees named in this Proxy Statement (Proposal No. 1); and

•	ratification of the appointment of Grant Thornton LLP as the independent accountants of the Company (Proposal No. 2).

Who may vote at the Annual Meeting?

As of March 13, 2009, there were 14,168,716 shares of the Company's common stock issued and outstanding, held by 64 shareholders of record. Only shareholders of record as of the close of business on March 13, 2009 (the "Record Date") are entitled to receive notice of the Annual Meeting and vote their shares as provided in the Notice. Each share of the Company's common stock has one vote on each matter.

What are the Board's voting recommendations?

The Board recommends that you vote your shares:

•	“FOR” each of the nominees to the Board (Proposal No.1); and

•	“FOR” ratification of the appointment of Grant Thornton LLP (Proposal No.2).

What is the difference between a shareholder of record and a beneficial owner of shares held in street name?

Shareholder of Record. If your shares are registered directly in your name with the Company's transfer agent, Continental Stock Transfer & Trust Company (“Continental”), you are considered the shareholder of record with respect to those shares, and the Notice was sent directly to you by the Company. If you request printed copies of the proxy materials by mail, you will receive a proxy card.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. 'The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. lf you request printed copies of the proxy materials by mail, you will receive a vote instruction form.

If I am a shareholder of record of the Company's shares, how do I vote?

There are four ways to vote:

•	In person. If you are a shareholder of record, you may vote in person at the Annual Meeting, The Company will give you a ballot when you arrive.

•	Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the Notice.

•	By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the proxy card.

•	By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the proxy card and sending it back in the envelope provided.

If I am a beneficial owner of shares held in street name, how do I vote?

There are four ways to vote:

•	In person. If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the organization that holds your shares.

•	Via the Internet. You may vote by proxy via the Internet by visiting the website designated in the Notice and entering the control number found in the Notice.

•	By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the vote instruction form.

•	By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the vote instruction form and sending it back in the envelope provided.

What is the quorum requirement for the Annual Meeting?

The holders of a majority of the shares entitled to vote at the Annual Meeting must be present at Annual Meeting for the transaction of business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against, or abstained, if you:

•	are present and vote in person at the Annual Meeting; or

•	have voted on the Internet, by telephone or by properly submitting a proxy card or vote instruction form by mail.

If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

How are proxies voted?

All valid proxies received prior to the Annual Meeting will be voted. All shares represented by a proxy will be voted and, where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the shareholder's instructions.

What happens if I do not give specific voting instructions?

Shareholders of Record. If you are a shareholder of record and you:

•	indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board, or

•	sign and return a proxy card without giving specific voting instructions,

then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting. See the section entitled “Other Matters” below.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

Who will serve as the inspector of election?

Alan Catherall, Chief Financial Officer of Numerex Corp., will serve as the inspector of election.

Who pays for this proxy solicitation?

This proxy is solicited by the Board, and the cost of solicitation will be paid by the Company. Additional solicitation may be made by mail, personal interview, telephone, or facsimile by Company personnel, who will not be additionally compensated for such effort. The cost of any such additional solicitation will be borne by the Company.

Which ballot measures are considered “routine” or “non-routine”?

The election of directors (Proposal No. 1) and the ratification of Grant Thornton LLP (Proposal No. 2) are matters the Company believes will be considered routine. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposals No.1 and No. 2.

How are broker non-votes treated?

Broker non-votes are counted for purposes of determining whether a quorum is present. Broker non-votes will not affect the outcome of voting for the election of directors (Proposal No. 1), and for the ratification of Grant Thornton LLP (Proposal No. 2), broker non-votes have the same effect as an “AGAINST” vote. The Company encourages you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice.

How are abstentions treated?

Abstentions are counted for purposes of determining whether a quorum is present. Shares not present at the Annual Meeting and abstentions have no effect on the election of directors (Proposal No. l) or the ratification of Grant Thornton LLP (Proposal No. 2).

What is the voting requirement to approve each of the proposals?

For Proposal No.1, the six nominees receiving the highest number of affirmative votes of the outstanding shares of the Company's common stock present or represented by proxy and voting at the Annual Meeting will be elected as directors to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified. Approval of Proposal No. 2 requires the affirmative vote of a majority of the voting power present or represented by proxy and voting at the Annual Meeting.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may vote again on a later date via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), by signing and returning a new proxy card or vote instruction form with a later date, or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request that your prior proxy be revoked by delivering to the Company's Secretary at 1600 Parkwood Circle SE, Suite 500, Atlanta, Georgia 30339 a written notice of revocation prior to the Annual Meeting.

Is my vote confidential?

Proxy instructions, ballots, and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except:

•	as necessary to meet applicable legal requirements;

•	to allow for the tabulation and certification of votes by Alan Catherall, the Company’s Chief Financial Officer, who is serving as the Inspector of Election; and

•	to facilitate a successful proxy solicitation.

Occasionally, shareholders provide written comments on their proxy cards, which may be forwarded to the Company's management and the Board.

How can I attend the Annual Meeting?

Attendance at the Annual Meeting is limited to shareholders. Admission to the Annual Meeting will be on a first-come, first-served basis. Registration will begin at 11:00 a.m. Eastern Time, and each shareholder may be asked to present valid picture identification such as a driver's license or passport and proof of stock ownership as of the Record Date. The use of cell phones, PDAs, pagers, recording and photographic equipment and/or computers is not permitted in the meeting rooms at the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of election and published in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ending on June 30, 2009, which the Company is required to file with the SEC by August 10, 2009.

What is the deadline to propose actions for consideration or to nominate individuals to serve as directors at the 2010 annual meeting of shareholders?

Requirements for Shareholder Proposals to be Considered for Inclusion in the Company's Proxy Materials. Shareholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2010 annual meeting of shareholders must be received no later than December 4, 2009. In addition, all proposals will need to comply with Rule 14a-8 of the Securities Exchange Act of 1934 (the “Exchange Act”), which lists the requirements for the inclusion of shareholder proposals in company-sponsored proxy materials. Shareholder proposals must be delivered to the Company’s General Counsel and Secretary by mail at 1600 Parkwood Circle SE, Suite 500, Atlanta, Georgia 30339 or by facsimile at (770) 693-5951.

Requirements for Shareholder Proposals to be Brought Before the 2010 Annual Meeting of Shareholders. Notice of any director nomination or other proposal that you intend to present at the 2010 annual meeting of shareholders, but do not intend to have included in the proxy statement and form of proxy relating to the 2010 annual meeting of shareholders, must be delivered to the Company's General Counsel and Secretary by mail at 1600 Parkwood Circle SE, Suite 500, Atlanta, Georgia 30339 or by facsimile at (770) 693-5951 not later than 90 days prior to the anniversary of the 2009 annual meeting, or February 15, 2010.   In addition, your notice must set forth the information required by the Company's bylaws with respect to each director nomination or other proposal that you intend to present at the 2010 annual meeting of shareholders.

The proxy solicited by the Company for the 2010 annual meeting of shareholders will confer discretionary authority on the Company's proxies to vote on (i) any proposal presented by a shareholder at that meeting for which the Company has not been provided with notice on or prior December 4, 2009 and (ii) any proposal made in accordance with the Company' s bylaw provisions, if the proxy statement relating to the 2010 annual meeting of shareholders briefly describes the matter and how the Company's proxies intend to vote on it, if the shareholder does not comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act.

Where are the Company's principal executive offices located and what is the Company's main telephone number?

The Company's principal executive offices are located at 1600 Parkwood Circle SE, Suite 500, Atlanta, Georgia 30339 and the Company's main telephone number is (770) 693-5950.

What are the Company’s Fiscal Years?

As used in this Proxy Statement, “FY 2006” means the Company’s fiscal year ended December 31, 2006. “FY 2007” means the Company’s fiscal year ended December 31, 2007. “FY 2008” means the Company’s fiscal year ending December 31, 2008. “FY 2009” means the Company’s fiscal year ending December 31, 2009.

PROPOSAL ONE: ELECTION OF DIRECTORS

The Bylaws of the Company provide that the Board of Directors shall consist of not less than three nor more than ten directors and that the number of directors, subject to the foregoing limits, shall be determined from time to time by the Board of Directors. The Board of Directors has set the number of directors at a six. At the Annual Meeting six directors, who will constitute the Company’s entire Board of Directors, are to be elected to hold office until the next annual meeting and until their respective successors have been duly elected and qualified. The Board of Directors has designated the persons listed below to be nominees for election as directors. The Company has no reason to believe that any of the nominees will be unwilling or unable to serve; however, should any nominee become unavailable for any reason, the Board of Directors may designate a substitute nominee. The proxy agents intend (unless authority has been withheld) to vote for the election of the Company’s nominees.

The Board of Directors has determined that Brian C. Beazer, George Benson, E. James Constantine, and John G. Raos, constituting a majority of the Board members, are “independent directors” as that term is defined in the NASDAQ listing standards and that Stratton Nicolaides and Andrew Ryan are not “independent directors” under the NASDAQ listing standards. The Director nominees for election at the 2009 Annual Meeting were recommended by the Nominating and Corporate Governance Committee and were approved by a majority of the independent members of the Board of Directors.

Listed below are the Company’s six director nominees, all of whom are nominated for re-election at the Annual Meeting. All of the directors elected at the Annual Meeting will serve a one-year term expiring at the next annual meeting of shareholders. The terms of Nicholas Davidge and Matthew J. Flanigan, each of whom is a current director of the Company, will expire as of the date of the Annual Meeting. Messrs. Davidge and Flanigan are not standing for re-election.

Name	Age	Position	Director Since
BRIAN C. BEAZER	74	Director	2002
GEORGE BENSON	74	Director	1995
E. JAMES CONSTANTINE	61	Director	2008
STRATTON J. NICOLAIDES	55	Chairman of the Board and Chief Executive Officer	1999
JOHN G. RAOS	60	Lead Director and Vice-Chairman of the Board	2000
ANDREW J. RYAN	50	Director	1996

Brian C. Beazer has served as a director of the Company since June 2002. Mr. Beazer is currently the Non-Executive Chairman of the Board of Beazer Homes USA Inc., a national homebuilder headquartered in Atlanta, Georgia, and has served as a director of Beazer since its inception in November 1993. Mr. Beazer served as Chief Executive Officer of Beazer PLC or its predecessors from 1968 to 1991, and as Chairman of that company from 1983 until the date of its acquisition by an indirect, wholly owned subsidiary of Hanson PLC effective December 1, 1991. Mr. Beazer is also a director of Beazer Japan, Ltd., and Seal Mint, Ltd., and United Pacific Industries Limited.

George Benson has served as a director of the Company since June 1995. Mr. Benson is currently Chairman and Chief Executive Officer of Wisconsin Wireless Communications Corp. He also founded Airadigm Communications, Inc., in 1992 and served as its Chairman and Chief Executive Officer until his retirement as Chairman Emeritus in June of 1999.

E. James Constantine has served as a director of the Company since October 2008. Mr. Constantine is currently Chief Executive Officer of HPE America LLC, a holding of Piero Ferrari involved in powertrain development for NASCAR and Formula 1 racing vehicles. From February 2003 until July 2006, Mr. Constantine was the Chief Executive Officer of Delta Motors LLC and a private holding company, MY Ventures, LLC, which held entities engaged in development of embedded cellular transceivers, GPS and location-based services and technology, special purpose vehicles, and commercial real estate. He previously served on the Board of Governors of Claremont McKenna College’s  Kravis Leadership Institute, and was the commercial consultant to the City of Los Angeles for the creation of its electric vehicle initiative and development of the first parallel hybrid vehicle.

Stratton J. Nicolaides has served as Chief Executive Officer of the Company since April 2000, and served as Chief Operating Officer from April 1999 until March 2000, and as Chairman of the Board of Directors since December 1999. In 2007, Mr. Nicolaides began serving as a director the Taylor Hooton Foundation, a non-profit organization formed to fight steroid abuse by America’s youth.

John G. Raos has served as a director of the Company since February 2000, now serves as Lead Director, and was named Vice-Chairman of the Board in March 2008. Since 2000, Mr. Raos has been Chief Executive Officer of Precision Partners, Inc., a global, diversified manufacturing and engineering services company. From June 1995 until January 2000, Mr. Raos served as President and Chief Operating Officer of US Industries, Inc. From February 1999 until January 2000, Mr. Raos also served as Chairman and Chief Executive Officer of Strategic Industries, Inc., a US Industries subsidiary. Prior to June 1995, Mr. Raos served as President, Chief Operating Officer, and Director of Hanson Industries, Inc., the North American arm of Hanson PLC. Mr. Raos also served as a director of Hanson PLC from 1990 until 1995.

Andrew J. Ryan has served as a director of the Company since May 1996. Mr. Ryan has practiced law with the law firm of Salisbury & Ryan since August 1994 and serves as the Board of Directors designee of Gwynedd Resources, Ltd. in accordance with Gwynedd’s contractual right to designate a member of the Board of Directors.

Required Vote

If a quorum is present, the nominees receiving the highest number of affirmative votes of the shares present or represented by proxy and entitled to vote on the matter at the Annual Meeting shall be elected as directors. An abstention, withholding of authority to vote, or broker non-vote will have no effect on the vote and will not be counted in determining whether any proposal has received the required shareholder vote.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF MSSRS. BEAZER, BENSON, CONSTANTINE, NICOLAIDES, RAOS AND RYAN FOR ELECTION TO THE BOARD OF DIRECTORS.

* * *

PROPOSAL TWO: RATIFICATION OF INDEPENDENT ACCOUNTANTS

The Board of Directors, upon the recommendation of the Audit Committee, has selected the firm of Grant Thornton LLP as independent accountants of the Company for the fiscal year ending December 31, 2009. This nationally known firm has no direct or indirect financial interest in the Company.

Although not legally required to do so, the Board of Directors is submitting the appointment of Grant Thornton LLP as the Company’s independent accountants for FY 2009 for ratification by the shareholders at the Annual Meeting. If a majority of the votes cast in person or by proxy at the Annual Meeting is not voted for ratification, the Board of Directors will reconsider its appointment of Grant Thornton LLP as independent accountants for the current fiscal year.

A representative of Grant Thornton LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so. It is anticipated that such representative will be available to respond to appropriate questions from shareholders.

Required Vote

Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009 requires the affirmative “FOR” vote of a majority of the votes cast on the proposal. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment of Grant Thornton LLP.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS INDEPENDENT ACCOUNTANTS FOR FY 2009.

MATTERS CONCERNING THE COMPANY’S INDEPENDENT AUDITORS

The Audit Committee Charter contains procedures for the pre-approval of audit and non-audit services (the “Pre-Approval Policy”) to ensure that all audit and permitted non-audit services to be provided to the Company have been pre-approved by the Audit Committee. Specifically, the Audit Committee pre-approves the use of Grant Thornton LLP for specific audit and non-audit services, except that pre-approval of non-audit services is not required if the “de minimis” provisions of Section 10A(i)(1)(B) of the Exchange Act are satisfied. If a proposed service has not been pre-approved pursuant to the Pre-Approval Policy, then it must be specifically pre-approved by the Audit Committee before it may be provided by Grant Thornton. For additional information concerning the Audit Committee and its activities with Grant Thornton, see “Corporate Governance — Audit Committee” and “Report of the Audit Committee” in this proxy statement.

During FY 2008 and FY 2007, Grant Thornton LLP provided services to the Company in the following categories and amounts:

Audit and Other Fees	2008		2007

Audit Fees	$561,500	(1)	$642,551
Audit-Related Fees	$0		$41,119
Tax Fees	$0		$0
All Other Fees	$0		$0

(1)Estimated.

“Audit Fees” for both years consist of fees for professional services associated with the annual consolidated financial statements audit, review of the interim consolidated financial statements included in the Company’s quarterly reports on Form 10-Q, and regulatory filings. Audit fees for both years also include fees for professional services rendered for the audits of management’s assessment of the effectiveness of internal controls over financial reporting and Sarbanes-Oxley compliance. “Audit-Related Fees” for 2007 consisted of fees for services related to the performance of the audit and review of the Company’s financial statements.

* * *

CORPORATE GOVERNANCE

Role of the Board

It is the duty of the Board to oversee the Company's Chief Executive Officer (the “CEO”) and other senior management in the competent and ethical operation of the Company on a day-to-day basis and to assure that the long-term interests of the shareholders are being served. To satisfy this duty, the directors take a proactive, focused approach to their position, and set standards to ensure that the Company is committed to business success through maintenance of high standards of responsibility and ethics.

During FY 2008, the full Board held eight meetings inclusive of the annual meeting of shareholders.

Director Independence

The Board has determined that all Board members, excluding Mssrs. Nicolaides and Ryan, are independent under applicable NASDAQ and SEC rules. Furthermore, the Board has determined that each member of each of the committees of the Board of Directors is independent within the meaning of NASDAQ’s and the SEC’s director independence standards. In making this determination, the Board solicited information from each of the Company’s directors regarding several factors, including whether such director, or any member of his immediate family, had a direct or indirect material interest in any transactions involving the Company, was involved in a debt relationship with the Company or received personal benefits outside the scope of such person’s normal compensation. The Board considered the responses of the Company’s directors, and independently considered all other material information relevant to each such director in determining such director’s independence under applicable SEC and NASDAQ rules.

Board Committees

The Board has a standing Audit and Finance Committee (the “Audit Committee”), Compensation Committee (the “Compensation Committee”) and Nominating and Corporate Governance Committee (the “Nominating Committee”). The Board has determined that all committee chairs and committee members are independent under the applicable NASDAQ and SEC rules. The members of each of the Company’s committees are identified in the table below.

Name                      Audit Committee                                Compensation Committee                                           Nominating Committee
             Brian Beazer                         X                                                                                                                (Chairman)
George Benson                      X                                                                                                                X
E. James Constantine                                                                                                                                X
Nicholas Davidge                                                                                 X                                                              X
Matthew Flanigan                                                                              (Chairman)
Stratton Nicolaides
John Raos                        (Chairman)                                                   X
Andrew Ryan

As discussed above, Messrs. Davidge and Flanigan are not standing for re-election at the Annual Meeting. Accordingly, the Board shall re-constitute the Compensation Committee and Nominating Committee.

Audit Committee

The Audit Committee met nine times during FY 2008. The Board of Directors has determined that John Raos, Chairman of the Audit Committee, is an “audit committee financial expert” as defined by the SEC. The principal functions of the Audit Committee are to: (a) assist in the oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent auditors and the performance of the Company’s independent auditors; (b) approve the selection, appointment, retention and/or termination of the Company’s independent auditors, as well as approving the compensation thereof; and (c) approve all audit and permissible non-audit services provided to the Company and certain other persons by such independent auditors.  The Audit Committee Charter is available on the Company’s website at http://www.numerex.com/Company/Corporate-Governance2.aspx.

Compensation Committee

The Compensation Committee met seven times during FY 2008. The Compensation Committee is responsible primarily for reviewing the compensation arrangements for the Company's executive officers, including the Chief Executive Officer, and for formulating the Company's equity compensation plans. Additional information on the Compensation Committee’s processes and procedures for the consideration of executive compensation are addressed in the Compensation Discussion and Analysis below. The Compensation Committee Charter is available on the Company’s website at http://www.numerex.com/Company/Corporate-Governance2.aspx.

Nominating and Corporate Governance Committee

The Nominating Committee met three times during FY 2008. The Nominating Committee assists the Board in identifying qualified individuals to become directors, determines the composition of the Board and its committees, monitors the process to assess the Board's effectiveness and helps develop and implement the Company's Corporate Governance Guidelines. The Nominating Committee also considers nominees for election as directors proposed by shareholders. The Nominating Committee Charter specifies that the composition of the Board should reflect experience in the following areas: finance, compensation, sales and marketing, technology and production. The Nominating Committee Charter is available on the Company’s website at http://www.numerex.com/Company/Corporate-Governance2.aspx.

Attendance at Meetings

Each director attended at least 85% of the meetings of the Board of Directors and its committees of which he was a member. Directors are encouraged, but not required, to attend the Company’s annual meetings of shareholders. Although no director is required to do so, six of the Company’s directors attended the annual meeting of shareholders on May 9, 2008. Non-management members of the Board meet in without the Company’s employee director following regularly scheduled in-person meetings of the Board.

Executive Sessions

Executive sessions of the independent directors are held at least one time each year following regularly scheduled in-person meetings of the Board of Directors. These executive sessions include only those directors who meet the independence requirements promulgated by NASDAQ, and Mr. Raos, as the Lead Director and Vice-Chairman of the Board, is responsible for chairing these executive sessions.

Code of Ethics

The Company has a Code of Ethics and Business Conduct (the “Code”) that applies to the Company’s directors, officers, and employees, including the Company’s Chief Executive Officer and Chief Financial Officer. The Code is available on the Company’s website at http://www.numerex.com/Company/Corporate-Governance2.aspx.

Right to Designate Director

The Company has entered into an agreement providing Gwynedd the right to designate one director to the Board of Directors. Additionally, if the Board consists of more than seven directors, Gwynedd, at its option, may designate one additional director. Any designee’s appointment will be subject to the exercise by the Board of Directors of its fiduciary duties and the approval of the Company’s shareholders upon the expiration of any appointed term at the next annual meeting of shareholders. Gwynedd’s right to designate a director will cease at such time as Gwynedd’s equity interest in the Company drops below 10% of the outstanding shares of Common Stock. Mr. Ryan currently serves as Gwynedd’s designee on the Board.

Communications with the Board of Directors

Any shareholder who wishes to send any communications to the Board or a specific director should deliver such communications to the General Counsel and Secretary of the Company at 1600 Parkwood Circle SE, Suite 500, Atlanta, Georgia 30339, who will forward appropriate communications to the Board. Inappropriate communications include correspondence that is unrelated to the operation of the Company or the Board, is inappropriate for Board consideration, such as advertisements or other commercial communications, or is threatening or otherwise offensive. The Company’s General Counsel and Secretary may consult with other officers of the Company, counsel, and other advisers as appropriate, in making this determination.

Consideration of Director Nominees

The Nominating Committee will consider nominees for director recommended by a shareholder submitted in accordance with the procedure set forth in the Company’s Bylaws. In general, the procedure set forth in the Company’s Bylaws provides that a notice relating to the nomination must be timely given in writing to the: Secretary of the Company, Numerex Corp., 1600 Parkwood Circle SE, Atlanta, Georgia 30339. To be timely, the notice must have been delivered by the 90th day prior to the anniversary of the prior year’s annual meeting. Such notice must include all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors, including information relating to the business experience and background of the potential nominee, and certain information with respect to the nominating shareholder and any persons acting in concert with the nominating shareholder. Any such recommendation must also be accompanied by a written consent of the individual to stand for election if nominated by the Board of Directors and to serve if elected by the shareholders. The Nominating Committee Charter is available on the Company’s website at http://www.numerex.com/Company/Corporate-Governance2.aspx.

The Nominating Committee generally identifies potential nominees through its network of contacts, and may also engage, if it deems appropriate, a professional search firm. The Nominating Committee meets to discuss and consider such candidates’ qualifications and then chooses director candidates by majority vote. There are no differences in the manner in which the Nominating Committee evaluates potential nominees for director based on whether such potential nominees are recommended by a shareholder or by any other source. The Nominating Committee does not have specific, minimum qualifications for nominees and has not established specific qualities or skills that it regards as necessary for one or more of the Company’s directors to possess (other than any qualities or skills that may be required by applicable law, regulation or listing standard). However, the Nominating Committee Charter specifies that the composition of the Board should reflect experience in the following areas: finance, compensation, sales and marketing, technology (both electronic and building), and production. In addition, as set forth in the Nominating Committee Charter, in evaluating a person as a potential nominee to serve as a Director of the Company, the Committee may consider the following factors, among any others it may deem relevant:

•
whether or not the person has any relationships that might impair his or her independence, such as any business, financial or family relationships with Company management, Company service providers or their affiliates;

•	whether or not the person serves on boards of, or is otherwise affiliated with, competing organizations;

•	whether or not the person is willing to serve, and willing and able to commit the time necessary for the performance of the duties of a Director of the Company;

•
the contribution that the person can make to the Board and the Company (or, if the person has previously served as a Director of the Company, the contribution which the person made to the Board during his or her previous term of service), with consideration being given to the person’s business and professional experience, education and such other factors as the Committee may consider relevant; and

•	the character and integrity of the person.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee during FY 2008 consisted of Messrs. Davidge, Flanigan, and Raos. No member of the Compensation Committee during FY 2008 served as an officer, former officer, or employee of the Company or had a relationship requiring disclosure under “Related Person Transactions.”

During FY 2008, none of our executive officers served as:

•
a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Compensation Committee;

•	a director of another entity, one of whose executive officers served on our Compensation Committee; or
•
a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director on our Board of Directors.

DIRECTOR COMPENSATION

Compensation of Directors – Fiscal Year 2008

The annual fee for directors is $16,000 and the fee for each meeting that the Board of Directors or a Committee thereof attended is $350 except for meetings attended telephonically, in which case the fee is $175. Directors also receive reimbursement of expenses incurred in attending meetings. No additional fee is paid for Committee meetings held the same day as Board of Directors meetings. The lead director and Vice-Chairman of the Board of Directors, Mr. Raos, is paid an additional $4,000 fee. In accordance with the Company’s Directors’ Stock Plan, in FY 2008 two directors elected to have their annual fees paid entirely in cash and five directors elected to have their annual fees paid in stock. Directors also receive an annual grant of options to purchase 12,000 shares of the Company’s common stock granted on the date of the Annual Shareholders Meeting.

The following table provides information concerning compensation paid by the Company to its non-employee directors for FY 2008. Mr. Nicolaides and Mr. Ryan are not compensated for their services as directors.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)

Brian Beazer	$18,625	$50,112	--	$68,737
George Benson	$18,975	$50,112	--	$69,087
E. James Constantine(3)	$4,350	--	--	$4,350
Nicholas Davidge	$18,275	$50,112	--	$68,387
Matthew Flanigan	$18,450	$50,112	--	$68,562
John Raos	$23,675	$50,112	--	$73,787
Jeffrey Smith(4)	$8,875	$16,704	--	$25,579

(1) Includes meeting fees. Directors may elect to have all or a portion of their annual retainer and other fees paid in shares of the Company’s stock. Each of Messrs. Beazer, Constantine, Davidge, Raos, and Smith elected to have those fees paid in stock as follows: Mr. Beazer, 3,736 shares; Mr. Constantine, 1,195 shares; Mr. Davidge, 3,664 shares; Mr. Raos, 4,746 shares; and Mr. Smith, 1,172 shares.

(2)  Amounts disclosed in this column include the Company’s cost recorded in the 2008 financial statements in accordance with FAS 123(R) for the Directors’ stock option awards. The directors have the following outstanding option awards at the end of FY 2008:  Mr. Beazer (52,000), Mr. Benson (50,000), Mr. Davidge (34,000), Mr. Flanigan (64,000), and Mr. Raos (74,000).

(3)  Mr. Constantine was appointed to the Board on October 14, 2008.

(4) Mr. Smith was appointed to the Board of Directors on March 18, 2007. Mr. Smith resigned from the Board of Directors prior to accepting the position of Chief Technology Officer of the Company on October 10, 2008. Mr. Smith received an award of 12,000 options in FY 2008 but forfeited those options upon his resignation from the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of March 13, 2009, by (i) each person known by the Company to be the beneficial owner of more than 5% of the Common Stock, (ii) each director, director nominee, and named executive officer of the Company, and (iii) all current directors and named executive officers of the Company as a group. Except as otherwise indicated below, the beneficial owners of the Common Stock listed below have sole investment and voting power with respect to such shares. The shares “beneficially owned” by an individual are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the SEC. Accordingly, they may include shares owned by or for, among other things, the spouse, minor children or certain other relatives of such individual, as well as other shares as to which the individual has or shares votes or investment power or has the right to acquire within 60 days after March 13, 2009.

	Shares Beneficially Owned(1)
Name and Address of Beneficial Owner or Identity of Group	Number	Percent
Gwynedd Resources, Ltd.(2) 1011 Centre Road, Suite 322 Wilmington, DE 19805	3,207,280	22.63%
Elizabeth Baxavanis, Trustee(3) Dominion Holdings #5 Revocable Trust for the Benefit of Maria E. Nicolaides c/o Salisbury & Ryan LLP 1325 Avenue of the Americas New York, NY 10019	3,207,280	22.63%
Maria E. Nicolaides(4) c/o Salisbury & Ryan LLP 1325 Avenue of the Americas New York, NY 10019	3,207,280	22.63%
Laurus Capital Management, LLC (5) 825 Third Avenue, 14th Floor New York, NY 10022	1,414,745	9.99%
Potomac Capital Management LLC(6) 825 Third Avenue, 33rd Floor New York, New York 10022	1,395,139	9.84%
Kenneth Lebow The Lebow Family Revocable Trust Santa Barbera, CA 93108	871,000	6.14%
Douglas Holsclaw, MD(7) 42 Llanberris Road Bala Cynwyd, PA 19004	752,382	5.31%
Brian C. Beazer(8)(10(11)	573,698	*	%
George Benson	78,500	*	%
Alan B. Catherall	124,500	*	%
E. James Constantine	3,195	*	%
Nicholas A. Davidge	52,536	*	%
Louis Fienberg	73,750	*	%
Matthew J. Flanigan	66,200	*	%
Michael J. Lang	375,943	*	%
Michael A. Marett	161,600	*	%
Stratton J. Nicolaides(9)	367,000	*	%
John G. Raos	167,985	*	%
Andrew J. Ryan(8) (10)(11)	707,500	*	%
All Current Directors and Executive Officers as a group(8)(10)(11)	2,252,407	15.89%

(1)
Percentage calculations are based on the 14,168,716 of shares of the Company’s Class A Common Stock, no par value, that were outstanding at the close of business on March 13, 2009. Includes the subset of shares issuable upon the exercise of outstanding options exercisable within 60 days after March 13, 2009 in the following amounts: Mr. Beazer (14,500); Mr. Benson (14,500); Mr. Davidge (14,500); Mr. Flanigan (14,500); and Mr. Raos (14,500).

(2)
The shareholders of Gwynedd Resources, Ltd. (“Gwynedd”) include various trusts for the benefit of Maria E. Nicolaides and her children (for which Mrs. Baxavanis is trustee) and Dr. Holsclaw. See footnotes (3), (4), and (7).

(3)
Represents the shares of Common Stock owned by Gwynedd. Trusts for the benefit of Maria E. Nicolaides and her children, of which Mrs. Baxavanis, Maria E. Nicolaides’ mother-in-law, is trustee, own approximately 89.8% and 0.9%, respectively, of the outstanding stock of Gwynedd. Mrs. Baxavanis disclaims beneficial ownership of all shares of Common Stock owned by Gwynedd. See footnote (4).

(4)
Represents the shares of Common Stock owned by Gwynedd Trusts for the benefit of Maria E. Nicolaides and her children, of which Mrs. Baxavanis, Maria E. Nicolaides’ mother-in-law, is trustee, own approximately 89.8% and 0.9%, respectively, of the outstanding stock of Gwynedd. Maria E. Nicolaides disclaims beneficial ownership of 327,143 shares of Common Stock owned by Gwynedd that may be deemed to be beneficially owned by the other shareholders of Gwynedd, including trusts for the benefit of her children. See footnote (3).

(5)
According to Amendment 3 to Schedule 13G, filed with the SEC on February 10, 2009 by Laurus Capital Management LLC, et al (“Laurus”), Laurus beneficially owned 1,414,745 shares, or 9.99% of the total number of shares of Class A Common Stock, no par value, of the Company that were outstanding as of the close of business on November 5, 2008, which was the reference date of the February 10, 2009 filing.

(6)	According to Schedule 13G, filed with the SEC on March 2, 2009, by Potomac Capital Management LLC, Potomac Capital Management Inc., Potomac Capital Management II LLC, and Paul J. Solit.
(7)	Does not include any shares of Common Stock owned by Gwynedd. Dr. Holsclaw owns approximately 9.3% of the outstanding stock of Gwynedd.
(8)
According to Schedule 13D, filed with the SEC on June 20, 2007, includes 500,000 shares purchased by Rye 68, LLC from Mr. Kenneth Manser, a former director of the Company, as to which shares there is shared voting and dispositive power among Rye 68, LLC’s members, which members include Mr. Beazer, Mr. Ryan, and John F. McGill, Jr. Pursuant to a letter agreement, Messrs. Beazer and Ryan each have a 25% ownership interest in Rye 68, LLC; Mr. McGill has a 50% ownership interest in Rye 68, LLC. The 500,000 shares held by Rye 68, LLC will be distributed among Messrs. Beazer, Ryan, and McGill, Jr., according to their respective ownership interests in Rye 68, LLC upon the satisfaction of certain conditions set forth in the letter agreement. See footnotes (10) and (11).

(9)	Does not include the 3,207,280 shares of Common Stock owned by Gwynedd, of which Mr. Nicolaides disclaims beneficial ownership.
(10)
Includes 500,000 shares held by Rye 68, LLC. Further represents options to purchase 150,000 shares owned by Salisbury & Ryan, LLP granted in 1999 and 2000 as to which there is shared voting and dispositive power between Mr. Ryan and his law partner; and represents 36,000 shares owned individually by Mr. Ryan. Does not include the 3,207,280 shares of Common Stock owned by Gwynedd, with respect to which Mr. Ryan disclaims beneficial ownership. See footnotes (8) and (11).

(11)
The 500,000 shares with respect to which there is shared voting and dispositive power as between Messrs. Beazer and Ryan were counted only once for purposes of calculating this total and the corresponding percentage. See footnotes (8) and (10).

*	Represents less than 5% of the Company’s total number of shares outstanding at the close of business on March 13, 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act, the Company’s directors, executive officers and persons who are the beneficial owners of more than 10% of the outstanding Common Stock are required to report their beneficial ownership of Common Stock and any changes in that ownership to the SEC. Based solely on a review of the copies of reports furnish to, or filed by, us and written representations that no other reports were required, we believe that during FY 2008, the Company’s officers and directors complied with all applicable Section 16(a) filing requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Person Transactions. The Company does not have a formal written policy regarding the review of related party transactions. However, the Company reviews all relationships and transactions in which the Company and its directors and senior executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. The Company’s senior management is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and senior executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the company or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions, if any, that are determined to be directly or indirectly material to the company or a related person are disclosed in the company’s proxy statement. In addition, the Audit Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a related party transaction subject to disclosure, the Audit Committee considers such factors as:

•	the nature of the related person’s interest in the transaction;
•	the material terms of the transaction, including, without limitation, the amount and type of transaction;
•	the importance of the transaction to the related person;
•	the importance of the transaction to the Company;
•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the company; and
•	any other matters the Committee deems appropriate.

Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the Committee that considers the transaction.

Mr. Ryan, a Director of the Company, is a partner in the law firm of Salisbury & Ryan LLP. Salisbury & Ryan provided legal services to the Company in FY 2008 and will continue to provide such services during FY 2009. For service performed in FY 2008, Salisbury & Ryan invoiced the Company legal fees of approximately $762,000.

 REPORT OF THE COMPENSATION COMMITTEE

This report is submitted by the Compensation Committee of the Board of Directors. The Compensation Committee has reviewed the Compensation Discussion and Analysis included in this Proxy Statement and discussed it with management. Based on its review of the Compensation Discussion and Analysis and its discussions with management, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

No portion of this Compensation Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, as amended, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

THE COMPENSATION COMMITTEE

Nicholas A. Davidge
Matthew J. Flanigan, Chairman
John G. Raos
.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The three-member Compensation Committee (the “Committee”) oversees the Company’s executive compensation program. All of the members of the Committee have been determined by the Board to be independent under applicable NASDAQ and SEC rules. The Company’s named executive officers and other selected personnel participate in the Committee’s meetings and provide input at the Committee’s request. In particular, the Company’s Chief Executive Officer participates in the final analysis, but not the determination of the amount and form of compensation to be paid to all other named executive officers. The Chief Executive Officer’s compensation is determined solely by the Committee. The Committee’s responsibilities include establishing targeted overall compensation for the Company’s Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Executive Vice President – Corporate Development, and Executive Vice President – Sales and Marketing, referred to herein as the Company’s “Named Executive Officers,” and allocating that compensation among the following four components:

•	Base salary;
•	Non-equity incentive plan awards—commonly referred to as cash bonuses;
•	Equity awards in the form of options to purchase the Company’s common stock; and
•	Certain fringe benefits in addition to group benefits generally available to all of the Company’s employees.

Objectives

Specific allocations among the foregoing components are designed (1) to be competitive with the offerings of other publicly traded companies that the Company has identified as its “peers”; (2) to ensure that the Company’s named executive officers’ interests are aligned with its shareholders’ long-term interests; and (3) to take into account the Company’s overall, year-over-year performance in light of macroeconomic conditions and trends  as well as competitive pressures specific to the markets on which the Company’s is focused.  Base salaries and, in particular, targeted non-equity incentive plan awards, are intended to correlate to Company’s year-over-year financial performance and the named executive officers’ individual contributions to the Company’s overall, year-over-year financial performance as measured against financial and operational metrics. Further, the Committee continues to draw on its own collective experience and expertise in conducting qualitative assessments of the named executive officers’ managerial styles and performance over time and in deciding whether to recommend changes to a named executive officer’s compensation package.

Elements

Base Salaries

The Committee’s minimum objective is to provide base compensation competitive with the base compensation the Company’s named executive officers would have the potential to earn if employed in similar positions by the Company’s peers. Base salaries are initially set at commencement of employment, typically as the outcome of a negotiated offer. Increases in base salaries are only made if the Committee determines that current compensation is insufficient. That determination may be reached because market pay for the position has increased, the named executive officer has taken on additional responsibilities, or the named executive officer’s value to the Company has increased in view of his performance. The Committee also takes into account its own qualitative assessment of each named executive officer’s individual contribution to the Company’s overall performance.

Non-Equity Incentive Based Awards

The Company’s named executive officers are eligible for “non-equity incentive based awards”, or cash bonuses keyed to revenue and EBIDTA (earnings before interest, depreciation, taxes, and amortization) goals. For FY 2008, Mr. Catherall was also eligible for, and received, an award for achieving the specific goal set forth under his “Management by Objective” or “MBO” plan, namely, the successful completion of a regulatory compliance initiative. For FY 2009, all of the Company’s named executive officers will be eligible for MBO awards based on the achievement and performance of specified objectives.

Equity Awards

The primary form of equity compensation awarded by the Committee has historically consisted of stock options. The number of options awarded has reflected the Committee’s qualitative assessment of a variety of factors, including the Company’s overall financial performance, perceived individual contributions towards that performance, and individual involvement in, and contributions to, particular strategic initiatives or special projects. Beginning in FY 2009, the Company may begin awarding “stand alone” stock appreciate rights or “SARS” to selected employees, inclusive of its named executive officers, in lieu of stock options, which the Company does not plan to award going forward. “Stand-alone” SARs provide the holder with the ability to profit from the appreciation in value of a set number of shares of the Company’s stock over a set period of time. Equity awards are in any event not made by the Committee on a formulaic basis, and are never assured—for example, no named executive officer received an equity award for performance rendered in FY 2008—but are made solely at the Committee’s discretion on the basis of such qualitative factors as a named executive officer’s accomplishments over and above the norm, demonstrated leadership, creativity, professional growth, and responses to particular challenges facing the Company over a period of time.

Perquisites and Other Benefits

The Committee does not consider benefits available to all of the Company’s full-time employees—inclusive of its named executive officers—to be a part of the Committee’s compensation program. As the term is used herein, such benefits are limited to the following: medical, dental, and life insurance; and a 401(k) that matches 50% of an employee’s contributions up to the first 6% of the employee’s salary subject to an overall dollar cap. The Company does not provide a pension plan or a supplemental retirement plan for its named executive officers or any other employees.

Process

Beginning in FY 2006 and continuing through the present date, the Committee began taking a more objective, data-centric approach to both validating and determining the compensation levels of its named executive officers. To assist in establishing “targeted overall compensation", or the aggregate level of compensation to be paid to the Company’s named executive officers if all requirements met, the Company began subscribing to a web-accessible database maintained by Equilar, Inc., for the purpose of conducting a study of the compensation of its Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer. Equilar data specific to the positions of EVP – Corporate Development and EVP – Sales and Marketing was first reviewed in early FY 2009 and will be utilized by the Committee in determining appropriate compensation levels for those positions in future years. The Equilar database contains compensation-related information on all publicly traded companies in the United States, derived in large part from the data disclosed in those companies’ public filings with the SEC. Information in the database allows users to identify comparable companies (and their executives) based on their industry sectors, such as telecommunications and technology; revenues; market capitalization; and employee headcount, among other variables. The compensation components tracked in the database include base salary, non-equity awards, equity awards, and other compensation. Although the Committee is authorized to retain an independent compensation consultant, the Committee believes that by utilizing the Equilar database and other publicly available information, as well as drawing on the expertise of the Company’s Director of Human Resources, who is tasked with formulating all database queries and preparing the results reports for the Committee’s review, it is able to relevant data and provide expert, high-quality analysis of compensation issues in a more cost-efficient manner.

Peer Companies

In FY 2008, building on the process initiated in FY 2006 and FY 2007, the Committee further refined its methodology for purposes of identifying companies it regards as its “peers.” The Committee believes that in refining its methodology, the Company succeeded in identifying a peer group inclusive of enterprises more directly comparable to, and more directly competitive with, the Company in regards to the type and caliber of executive talent it has the strongest interest in recruiting and retaining. For purposes of its analysis, the Committee limited its search of the Equilar database to publicly traded subset of “Telecom Technology” firms meeting the following criteria:

Peer Group I – Companies Selling Comparable or Complementary Products and Services

“Peer Group I” consists of companies subjectively viewed by the Committee as being particularly comparable to the Company on the basis of their product and service offerings and markets served by them without reference to their revenues or market capitalizations. The following companies comprised Peer Group I for purposes of the Committee’s compensation analysis for FY 2008.

CALAMP CORP.	LANTRONIX INC.
DIGI INTERNATIONAL, INC.	LOJACK CORP.
ECHELON CORP.	MICROVISION, INC.
GLOBALSTAR, INC.	ORBCOMM, INC.
ID SYSTEMS, INC.	RF MONOLITHICS, INC.
LABARGE, INC.	TELULAR CORP

For FY 2009, the Committee removed two companies from the FY 2008 peer group, Echelon Corp. and Microvision, Inc., based upon the Committee’s conclusion that their product and service offerings are no longer sufficiently analogous to the Company’s current products and services.

Peer Group II – Telecom Technology Companies with Comparable Revenues

The Committee also utilized a revenue test in determining its peer group. For FY 2008, the Committee reviewed compensation information specific to the following “Telecom Technology” firms whose revenues ranged between $75 million and $100 million. That particular benchmark was used because the Company’s revenues for FY 2008 were projected to approach $75 million.

ACME PACKET INC	NMS COMMUNICATIONS CORP
AMERICAN TECHNICAL CERAMICS CORP	PCTEL, INC
AVICI SYSTEMS INC	PINNACLE DATA SYSTEMS INC
CARRIER ACCESS CORP	RIVERBED TECHNOLOGY, INC.
DITECH NETWORKS INC	TELULAR CORP
EFJ INC	TERAYON COMMUNICATION SYSTEMS
NEOWARE INC	VERTICAL COMMUNICATIONS, INC.
NETWORK EQUIPMENT TECHNOLOGIES INC

For FY 2009, the selected revenue range was expanded to include Telecom Technology firms with revenues between $50 million and $125 million for purposes of maintaining a reasonably large sample size while also capturing more data specific to firms whose revenues were closer to the Company’s.

Peer Group III – Telecom Technology Companies with Comparable Market Capitalizations

Additionally, the Committee utilized a market capitalization test for compensation comparison purposes. For FY 2008, the Committee reviewed compensation information specific to the following “Telecom Technology” firms whose market capitalizations ranged between $100 million and $150 million, which was the same range into which the Company’s market capitalization as of the end of FY 2007 fell.

AVICI SYSTEMS INC
IKANOS COMMUNICATIONS
PCTEL, INC
TERAYON COMMUNICATION SYSTEMS
WESTELL TECHNOLOGIES INC

For FY 2009, the range utilized was $25 million to $90 million, expanding the size of Peer Group III to 18 Telecom Technology companies. The Company’s market capitalization falls closer to the middle of that range and thus the Committee believes that the resulting peer group data is more salient to its compensation analysis.

With Company’s peer groups defined, the Committee then reviewed matrices—specific to each of the Company’s named executive officers for which comparison data was available—comparing mean and median base salaries, non-equity incentive awards, equity awards, other compensation elements across all three groups. The following table consolidates the key data produced by the research reviewed by the Committee with respect to targeted overall cash compensation.

TOTAL CASH COMPENSATION COMPARED TO PEERS(1)(2)

	CEO		CFO		COO
Component	Mean	Median	Mean	Median	Mean	Median
Peers: Base	$323,000	$344,000	$243,000	$248,000	$195,000	$304,000
Numerex: Base	$305,000		$245,000		$250,000
Peers: Bonus	$85,000	$56,000	$52,000	$50,000	$87,000	$75,000
Numerex: Bonus(2)	$38,000		$ 48,000		$ 52,000
Peers: Total	$408,000	$400,000	$265,000	$298,000	$282,000	$379,000
Numerex: Total	$343,000		$293,000		$302,000
Numerex: Base as % of Peers Mean and Median Base	94%	89%	101%	99%	128%	82%
Numerex: Bonus as % of Peers Mean and Median Bonus	45%	68%	92%	96%	60%	69%
Numerex: Total as % Peers Mean and Median Total	84%	86%	111%	98%	107%	80%

(1)	“Composite” view across the three peer groups described above. All dollar figures rounded to the nearest thousand.
(2)
Peer data generally derived from proxy statements filed in FY 2007 for FY 2006, the most recent year for which peer group data was generally available in the Equilar database at the time the Company conducted its study for FY 2008. Numerex salary data represents base salaries fixed for FY 2008; Numerex bonus data reflects bonus payments made in FY 2008 for performance rendered in FY 2007. The Committee regards the latter year as more salient for purposes of comparing the Company’s named executive officers’ bonus awards against their peers in view of the aforementioned lag in availability of compensation data.

Equilar’s data is available only for those executive officers for whom compensation information is disclosed publicly. As a result, the data is generally specific to only the three most highly compensated officers at a given company. Typically, those individuals are the Chief Executive Officer, Chief Financial Officer, and, to a much lesser extent, Chief Operating Officer. The latter position is relatively uncommon among the Company’s peers. Moreover, job responsibilities specific to the title of Chief Operating Officer vary significantly from position to position. (The Committee attributes the greater variances between the mean and median levels of compensation earned by Chief Operating Officers to variances from one company to the next in job responsibilities specific to that title.) Also, currently available data available from Equilar does not necessarily reflect current market conditions. Data available for analysis in any given year generally represents data that was reported the previous year. For FY 2008, in setting compensation for the positions of EVP – Corporate Development and EVP – Sales and Marketing, the Committee did not refer to comparative data obtained from a formal study but is the process of developing such data for use going forward.

Compensation Decisions for Fiscal 2008

Targeted Overall Cash Compensation

Stratton J. Nicolaides - Chief Executive Officer. In establishing targeted overall cash compensation for Mr. Nicolaides, in addition to considering the results of the Company’s compensation analysis, the Committee continues to give significant weight to the challenges Mr. Nicolaides has met and overcome during the approximately nine years in which he has held the position of Chairman and Chief Executive Officer and continues to factor in the difficulty of replacing Mr. Nicolaides with someone of comparable experience, industry-specific knowledge, skills, and abilities.  Based upon those factors, for FY 2008, the Committee established Mr. Nicolaides’ targeted overall cash compensation, exclusive of benefits, at $533,750. That figure is inclusive of a base salary that remained level at $305,000, and maximum potential non-equity award compensation that increased, slightly, to $228,750 from $220,750. That target was keyed to a maximum payout equal to 75% of Mr. Nicolaides’ base salary with 25% of that payout predicated upon achievement of specified revenue goals for the Company as a whole and 75% upon achievement of specified EBITDA goals for the Company as a whole. While, in particular, the Committee notes that Mr. Nicolaides’ base salary falls below his peers’ mean and median base salaries, the Committee continues to feel that Mr. Nicolaides’ targeted overall compensation level remains sufficiently competitive provided that his specified revenue, EBITDA, and MBO targets are attained. For FY 2008, the target performance level keyed to those revenue and EBITDA goals was not fully met, resulting in a below-target bonus payment of $5,719.

Alan Catherall - Chief Financial Officer. In establishing targeted overall cash compensation for the Company’s Chief Financial Officer, the Committee considered the results of the Company’s compensation analysis as well as Mr. Catherall’s leadership with respect to strategic financial initiatives that contributed to the Company’s continued year-of-year growth through the end of FY 2007. Based upon those considerations, for FY 2008, the Committee established Mr. Catherall’s targeted overall cash compensation, exclusive of benefits, at $392,000. That figure is inclusive of a base salary that was increased in February 2008 to $245,000 from $230,000 in view of the Company’s compensation analysis, which disclosed that Mr. Catherall’s peers’ mean and median base salaries ranged between $243,000 and $248,000. Mr. Catherall’s targeted maximum potential non-equity award compensation was increased to $172,000 from $143,500, keyed to a maximum payout equal to 60% of his base salary with 25% of that payout predicated upon achievement of specified revenue goals for the Company as a whole and 75% upon achievement of specified EBITDA goals for the Company as a whole. For FY 2008, the target performance level keyed to those revenue and EBITDA goals was not fully met, resulting in a below-target bonus payment of $3,050.

Michael Marett - Chief Operating Officer. The Committee followed a similar, but more subjective, process with respect to establishing targeted overall cash compensation for Mr. Marett. While taking the results of the compensation analysis into account, the Committee recognizes that the responsibilities of a Chief Operating Officer vary widely within the “Telecom Technology” sector. In addition, relatively few publicly traded companies in the “Telecom Technology” sector have a Chief Operating Officer. The Equilar database’s comparison data is therefore not as directly helpful with respect to Mr. Marett’s position. Mr. Marett’s wide-ranging responsibilities include oversight of the Company’s network operations center and infrastructure, global supply chain management, product sourcing, product design and testing, and the negotiation of commercial arrangements with key suppliers. Based upon the foregoing, for FY 2008, the Committee established Mr. Marett’s targeted overall cash compensation, exclusive of benefits, at $400,000. That figure is inclusive of a base salary that was adjusted to $250,000 from $246,250, and maximum potential non-equity award compensation of $150,000, keyed to a maximum payout equal to 50% of Mr. Marett’s base salary, with 50% of that payout predicated upon the achievement of revenue and EBIDTA goals for the Company as a whole and 50% upon achievement of revenue and EBITDA goals specific to the product lines whose performance Mr. Marett was in the strongest position to influence in view of his particular responsibilities as the Company’s Chief Operating Officer. For FY 2008, although the target performance level keyed to those revenue and EBITDA goals was not fully met, the relatively strong performance of Mr. Marett’s assigned product lines resulted in a bonus payment that, while below target, was in the amount of $25,000.

Louis Fienberg - Executive Vice President – Corporate Development. The Equilar database provides very few data points against which to make any meaningful comparisons with respect to Mr. Fienberg’s compensation and was not utilized for purposes of establishing Mr. Fienberg’s compensation targets. The Committee therefore relied exclusively upon its assessment of Mr. Fienberg’s contributions to specific development initiatives in FY 2007, such as the Company’s acquisition of the assets of Orbit One Communications, Inc. For FY 2008, Mr. Fienberg’s targeted overall cash compensation, exclusive of benefits, was $300,000, inclusive of a base salary of $200,000, and maximum potential non-equity award compensation of $100,000. The latter component was keyed to a maximum payout equal to 50% of Mr. Fienberg’s base salary, with 50% of that payout predicated upon the achievement of revenue and EBIDTA goals for the Company as a whole and 50% upon achievement of revenue and EBITDA goals specific to the “legacy” business units and certain strategic initiatives led by Mr. Fienberg. For FY 2008, although the target performance level keyed to those revenue and EBITDA goals was not fully met, the relatively strong performance of the Company’s legacy business units and strategic initiatives led by Mr. Fienberg resulted in a bonus payment that, while below target, was in the amount of $51,250.

Michael Lang - Executive Vice President – Sales and Marketing. Mr. Lang’s compensation package includes in significant part compensation targets deriving from the growth and development of product lines originating with the Company’s acquisition of the assets of Airdesk, Inc., in FY 2006. Mr. Lang was Airdesk’s founder and principal. For FY 2008, targeted overall cash compensation, exclusive of benefits, was $375,000, inclusive of a base salary of $250,000 and maximum potential non-equity award compensation of $125,000. The latter component was keyed to a maximum payout equal to 50% of Mr. Lang’s base salary, with 50% of that payout predicated upon the achievement of revenue and EBIDTA goals for the Company as a whole and 50% upon achievement of revenue and EBITDA goals specific to the network and technology segment of the Company’s business led by Mr. Lang. For FY 2008, the target performance level keyed to those revenue and EBITDA goals was not fully met, resulting in a below-target bonus payment of $1,563.

Allocation of Compensation Elements

The overall compensation plan for the Company’s named executive officers consists of a relatively consistent mix of base salary, non-equity, and equity-based incentive plan components.

Base Salaries. The Committee’s goal is to provide the Company’s named executive officers with a level of assured cash compensation in line with the offerings of the Company’s peers while putting a comparatively greater emphasis on non-equity incentive based compensation. The base salary of the Chief Executive Officer in FY 2008 was identical to the base salary in FY 2007, and the Committee provides adjustments for FY 2008 of $15,000 and $4,750 for Mr. Catherall and Mr. Marett, respectively. As noted above, Mssrs. Fienberg, and Lang, whose base salaries were $200,000 and $250,000 respectively, became executive vice presidents of the Company effective the start of FY 2008.

Non-Equity Incentive Based Compensation. While the levels the Committee has established with respect to non-equity incentive based compensation represent more than what the Committee’s analysis of its peers might suggest is most appropriate, the Committee has concluded that they are appropriate in view of the Company’s relative performance within the M2M subsector of the “Telecom Technology” market. The Committee believes such performance is reflective, in significant part, of a compensation program that has been very effective in aligning the Company’s named executive officers’ interests with the Company’s long-term growth strategy. The Committee believes that the Company’s named executive officers are the employees who have the greatest ability to influence the Company’s performance and that a significant percentage of their compensation should therefore be performance based. Consequently, their base salaries are somewhat lower than their peers’ comparable median base salaries. However, a greater portion of their compensation is at risk and thus their targeted non-equity incentive plan compensation will only be earned if revenue and EBITDA are met. For purposes of calculating payments, revenue and EBITDA targets are established by the Compensation Committee at the beginning of each fiscal year as discussed above.

The table below sets forth each named executive officer’s FY 2008 threshold, target, and maximum opportunities based upon the revenue and EBITDA targets established by the Board of Directors for FY 2008.

NON-EQUITY INCENTIVE PLAN FOR FY 2008: REVENUE AND EBITDA (NON-MBO) COMPONENT
Name	Threshold Performance Level	Target Performance Level	High/Maximum Performance Level	Awarded
	% of Base Salary	% of Base Salary	% of Base Salary	($)
Stratton Nicolaides	≤7.5%	63.75%	75%	$5,719
Alan Catherall	≤6%	51%	60%	$3,050
Michael Marett	≤5%	42.5%	50%	$25,000
Louis Fienberg	≤5%	42.5%	50%	$51,250
Michael Lang	≤5%	42.5%	50%	$1,563

As was the case for FY 2007, the above table demonstrates that payouts were significantly reduced in view of the Company’s diminished financial performance with the exception of the comparably strong performance of the particular business units managed by Mr. Fienberg, as well as the strong results generated by strategic initiatives that were also led by Mr. Fienberg. For accomplishing his specified “MBO” or “Management by Objective” goal in FY 2008, which was the successful completion of a regulatory compliance initiative, Mr. Catherall received an additional cash payment of $25,000. For FY 2008, MBO targets were not established for the Company’s other named executive officers and thus they were not eligible for MBO awards. The sole component of Mr. Catherall’s MBO award plan was the successful completion of a regulatory compliance initiative.

MBO AWARD PLAN METRICS — FY 2008

Name	Metric	MBO Award Component ($)	Total ($)	Awarded ($)
Stratton Nicolaides	--	--	--	--
Alan Catherall	Regulatory Compliance Initiative	$25,000	$25,000	$25,000
Michael Marett	--	--	--	--
Louis Fienberg	--	--	--	--
Michael Lang	--	--	--	--

Equity Awards. Grants of stock options are made from time to time at the Committee’s discretion, subject to the approval of the Board of Directors, based on the qualitative factors discussed above. In view of the Company’s overall financial performance in FY 2008, no options will be awarded to any of the Company’s named executive officers for FY 2008.

SUMMARY COMPENSATION TABLE

The following table sets forth certain information with respect to compensation for the fiscal years ended December 31, 2008, 2007 and 2006 earned by or paid to our Named Executive Officers, as determined in accordance with applicable SEC rules.

Name	Year	Salary ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
Stratton Nicolaides Chief Executive Officer	2008	$305,000	-	$5,719	$22,329	$333,048
	2007	$275,000	-	$77,369	$17,356	$369,725
	2006	$245,000	$269,700	$129,500	$23,580	$667,780
Alan Catherall Chief Financial Officer	2008	$245,000	--	$28,050	$21,322	$294,372
	2007	$230,000	-	$45,263	$15,159	$290,422
	2006	$200,000	$161,820	$95,000	$23,957	$480,777
Michael Marett Chief Operating Officer	2008	$250,000	--	$25,000	$22,269	$297,269
	2007	$246,250	-	$9,234	$15,695	$300,554
	2006	$225,000	$269,700	$112,500	$23,733	$630,933
Louis Fienberg Executive Vice President	2008	$200,000	--	$51,250	$14,956	$266,206
Michael Lang Executive Vice President	2008	$250,000	--	$1,563	$56,667(4)	$308,230

(1) Generally paid in the indicated fiscal year for performance rendered in the prior year. No options were awarded for performance rendered in FY 2008. This column represents the FY 2008 FAS 123(R) expense for outstanding stock option awards.

(2) For a description of these awards, see section “Compensation Discussion and Analysis — Non-Equity Incentive Plan Compensation.”

(3) Includes Company contributions to a qualified defined contribution plan, i.e., a 401(k) matching up to a maximum of 6% of the individual’s salary in the following amounts:  Mr. Nicolaides ($ 6,911.05), Mr. Catherall ($ 6,833.42), Mr. Marett ($ 6,855.82), Mr. Fienberg ($4,793.75), and Mr. Lang ($5,250). In addition, the column includes contributions by the Company to the individual’s health, dental, and life/disability premiums. All of these benefits are also available to all of the Company’s full time employees.

(4)  In addition to the amounts identified in note 3 above, Mr. Lang’s total “All Other Compensation” includes $36,000 in cost of living allowance reflective of the fact that Mr. Lang maintains a permanent address in Charlotte, North Carolina and frequently commutes to the Company’s headquarters in Atlanta, Georgia.

GRANTS OF PLAN-BASED AWARDS

The following table summarizes, except as noted, all plan based awards that the Company’s named executive officers were eligible to receive for FY 2008 performance. No named executive officer was granted any options for performance rendered in FY 2008 or exercised any options or had any restricted stock vest in FY 2008.
Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Option Awards Number of Securities Underlying Options (=)	Exercise Of Base Price of Option Awards ($sh)	Grant Date Fair Market Value of Stock and Option Awards ($)
		Threshold	Target	High
		($)	($)	($)
Stratton Nicolaides	--	$22,875	$194,438	$228,750	__	__	__
Alan Catherall	--	$14,700	$125,950	$172,000	__	__	__
Michael Marett	--	$12,500	$106,250	$125,000	__	__	__
Louis Fienberg	--	$10,000	$85,000	$100,000	__	__	__
Michael Lang	--	$12,500	$106,250	$125,000	__	__	__

(1) Exclusive of MBO awards. See discussion on MBO awards, above. As a percentage of his base salary, Mr. Nicolaides’s threshold, target, and high/maximum payouts were 7.5%, 63.75%, and 75% respectively. As a percentage of his base salary, Mr. Catherall’s threshold, target, and high/maximum payouts were 6%, 51%, and 60% respectively. As a percentage of his base salary, Mr. Marett’s threshold, target, and high/maximum payouts were 5%, 42.75%, and 50% respectively. As a percentage of his base salary, Mr. Fienberg’s threshold, target, and high/maximum payouts were 5%, 42.5%, and 50% respectively. As a percentage of his base salary, Mr. Lang’s threshold, target, and high/maximum payouts were 5%, 42.5%, and 50% respectively.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	No. of Securities Underlying Unexercised Options (#) Exercisable	No. of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date(1)
STRATTON NICOLAIDES	100,000	0	$8.50	04/13/2010
	50,000	0	$6.10	10/25/2011
	55,000	0	$2.79	01/30/2013
	100,000	0	$1.62	03/30/2013
	18,750	6,250	$4.75	01/02/2016
	25,000	25,000	$9.46	10/25/2016

ALAN CATHERALL	75,000	0	$2.84	06/03/2013
	25,000	0	$4.00	11/08/2014
	7,500	2,500	$4.57	12/19/2015
	15,000	15,000	$9.46	10/25/2016

MICHAEL MARETT	25,000	0	$7.38	02/22/2011
	25,000	0	$6.10	10/25/2011
	21,000	0	$2.79	01/30/2013
	25,000	0	$4.59	06/29/2014
	25,000	0	$4.00	11/08/2014
	11.250	3,750	$4.57	12/19/2015
	25,000	25,000	$9.46	10/25/2016

LOUIS FIENBERG	50,000	0	$4.83	07/18/2014
	3,750	1,250	$4.57	12/04/2015
	7,500	7,500	$9.56	10/25/2016
	7,500	7,500	$9.34	03/04/2017

(1)
All options vest at the rate of 25% per year over four years. For example, if 1,000 shares are awarded on January 1, 2009, 250 shares would vest on January 1, 2010, another 250 shares on January 1, 2011, another 250 shares on January 1, 2012, and the remaining 250 shares on January 1, 2013 at which time all 1,000 shares would have fully vested.

Potential Payments upon Termination or Change in Control

The Company’s named executive officers have each made major contributions towards building the Company into the enterprise that it is today, and the Company believes that it is important to protect them in the event of involuntary termination following change in control. Further, it is the Company’s belief that the interests of its shareholders will be best served if the interests of the Company’s senior management team are aligned with them, and providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that are not in the best interests of the Company’s shareholders. Accordingly, on November 10, 2006, the Company entered into a change in control agreements with each of Messrs. Nicolaides, Catherall, and Marett. Mr. Fienberg’s change in control agreement was executed on or about March 26, 2007. Mr. Lang’s change in control agreement was executed on or about March 25, 2009.

Pursuant to the change in control agreements covering Mssrs. Nicolaides, Catherall, Marett, Fienberg, and Lang “involuntary termination” is deemed to be a “separation from service” as defined under Section 409A of the Internal Revenue Code of 1986 (“the Code”) at any time within two years following a change in control if such separation is without cause. The concept of separation without cause encompasses termination of employment following a diminution in title, responsibility, or salary level as well as required relocation outside of 50 miles from Numerex’s current headquarters location. A “change in control” as defined in the change in control agreements is deemed to occur if (a) Numerex consummates a sale, transfer, assignment, exchange, or other conveyance of all or substantially all of the assets of Numerex, (b) there is a sale, transfer, assignment, exchange, or other conveyance resulting in any third party’s acquisition of more than 50% of the outstanding voting stock of Numerex, or a merger or consolidation occurs which results in a third party’s ownership of more than 50% of the merged or consolidated entity. Each agreement provides that if the officer’s employment is terminated, without cause, within two years of a change of control, he will receive a lump sum payment equal to 12 months of his base salary. The payment will be made six months after the date of termination or upon such earlier date as is permitted under the Code. In the event of termination following a change in control, the Company will also continue to provide health and medical benefits, i.e., COBRA coverage, to the extent required by applicable law. All outstanding options will vest immediately. Vested options can be exercised up to 90 days from the date of termination.

The table below reflects the amount of compensation payable to each of the Company’s named executive officers in the event of a termination as defined above. For illustrative purposes, the tables assume that such termination was effective as of December 31, 2008 and thus include amounts earned through that date. The option price used was the closing price of the Company’s common stock on December 31, 2008, or $3.64 per share.

Name	Executive Benefit and Payments Upon Separation	Payout
STRATTON NICOLAIDES	Cash Severance Payment	$305,000
	Fair Market Value of Vested Options	$248,750
	Total:	$548,750
ALAN CATHERALL	Cash Severance Payment	$245,000
	Fair Market Value of Vested Options	$60,000
	Total:	$305,000
MICHAEL MARETT	Cash Severance Payment	$250,000
	Fair Market Value of Vested Options	$17,850
	Total:	$267,850
LOUIS FIENBERG	Cash Severance Payment	$200,000
	Fair Market Value of Vested Options	--	(1)
	Total:	$200,000
MICHAEL LANG	Cash Severance Payment	$250,000
	Fair Market Value of Vested Options	--	(2)
	Total:	$250,000
(1)	All of Mr. Fienberg’s options’ strike prices were in excess of $3.64 per share.
(2)	Mr. Lang did not have any vested options as of December 31, 2008

REPORT OF THE AUDIT COMMITTEE

The Board of Directors has adopted a written charter for the Audit Committee. The Audit Committee’s job is one of oversight as set forth in the Audit Committee Charter. It is not the duty of the Audit Committee to prepare the Company’s financial statements, to plan or conduct audits, or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. The Company’s management is responsible for preparing the Company’s financial statements and for maintaining internal control. The independent accountants are responsible for auditing the financial statements and for expressing an opinion as to whether those audited financial statements fairly present the financial position, results of operations, and cash flows to the Company in conformity with generally accepted accounting principles.

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements with management and with Grant Thornton LLP, the Company’s independent accountants for FY 2008.

The Audit Committee has discussed with Grant Thornton the matters required to be discussed by Statement on Accounting Standards No. 61, as amended.

The Audit Committee also has received and reviewed the written disclosures and the letter from Grant Thornton required by applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton communications with the Audit Committee concerning independence, and has discussed with Grant Thornton its independence.

Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for FY 2008 for filing with the Securities and Exchange Commission (the “SEC”).

THE AUDIT COMMITTEE

Brian C. Beazer
George Benson
John G. Raos, Chairman

In accordance with and to the extent permitted by applicable law or regulation, the information contained in the Report of the Audit Committee and the Audit Committee Charter shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall not be deemed to be soliciting material or to be filed with the SEC under the Exchange Act.

OTHER BUSINESS

The Company does not presently know of any matters that will be presented for action at the meeting other than those set forth herein. If other matters properly come before the meeting, proxies submitted on the enclosed form will be voted by the persons named in the enclosed proxy with respect to such other matters in accordance with their best judgment.

ANNUAL REPORT

Copies of the Annual Report are available upon written request to the Company at its principal executive offices which are located at 1600 Parkwood Circle SE, Suite 500, Atlanta, Georgia 30339, Attention: Shareholder Communications. The Annual Report is not part of these proxy solicitation materials.

EACH PERSON SOLICITED HEREUNDER CAN OBTAIN WITHOUT CHARGE A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR FY 2008 FILED WITH THE SEC, EXCEPT FOR EXHIBITS TO THE REPORT, BY SENDING A REQUEST THEREFOR TO: NUMEREX CORP., ATTN: SHAREHOLDER COMMUNICATIONS, 1600 PARKWOOD CIRCLE SE, SUITE 500, ATLANTA, GEORGIA 30339. THE COMPANY’S SEC FILINGS ARE ALSO AVAILABLE AT THE SEC’S WEBSITE AT http://www.sec.gov.

By Order of the Board of Directors

Andrew J. Ryan
General Counsel and Secretary

NUMEREX CORP.

VOTE BY INTERNET Q U I C K ééé E A S Yééé I M M E D I AT E

As a shareholder of Numerex Corp., you have the option of voting your shares electronically through the Internet, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet must be received by 7:00 p.m., Eastern Time, on  May 14, 2009.

☐

Vote Your Proxy on the Internet: Go to www.continentalstock.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	OR	Vote Your Proxy by mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY

‚FOLD AND DETACH HERE AND READ THE REVERSE SIDE ‚

MANAGEMENT RECOMMENDS TO VOTE FOR ALL NOMINEES AND FOR THE PROPOSAL TO RATIFY GRANT THORNTON, LLP AS THE COMPANY’S INDEPENDENTACCOUNTANTS	Please mark your votes like this	☒

		FOR ALL NOMINEES	WITHHOLD AUTHORITY FORALL NOMINEES	FOR ALL EXCEPT below) (See instructions			FOR	AGAINST	ABSTAIN
1.	Election of the nominees listed as Directors of the Company, as more fully described in the Proxy Statement.	☐	☐	☐	2.	Proposal to ratify Grant Thornton, LLP as the Company’s independent accountants for the fiscal year ending December 31, 2009.	☐	☐	☐
	Nominees: 01. Brian C. Beazer 04. Stratton J. Nicolaides 02. George Benson 05. John G. Raos 03. E.J. Constantine 06. AndrewJ. Ryan INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” And fill in the circle next to each nominee you wish to withhold, as shown here:				3
In their discretion, to transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

									☐
						The undersigned hereby acknowledges receipt of the Company’s 2008 Annual Report to Shareholders, Notice of the Company’s 2009 Annual Meeting of Shareholders and the Proxy Statement relating thereto.
							COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER:

Signature	Signature	Date	, 2009.

Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF

NUMEREX CORP.

May 15, 2009

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

--- Please detach and mail in the envelope provided. ---

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

NUMEREX CORP.

Proxy for Annual Meeting of Shareholders
May 15, 2009

Solicited on behalf of the Board of Directors

The undersigned hereby constitutes and appoints Andrew J. Ryan and Alan B. Catherall, and each of them with full power to act alone, as attorneys-in-fact and proxies of the undersigned, with full power of substitution for and in the name, place and stead of the undersigned to appear at the Annual Meeting of Shareholders of Numerex Corp. (the “Company”), to be held on the 15th day of May, 2009, and at any postponement or adjournment thereof, and to vote all of the shares of Common Stock of the Company which the undersigned is entitled to vote, with all the powers and authority the undersigned would possess if personally present. The undersigned directs that this proxy be voted as indicated on the reverse side of this proxy. The proxy agents present and acting in person or by their substitute (or, if only one is present and acting, then that one) may exercise all the powers conferred by this proxy.

This proxy, when properly executed, will be voted as directed. The Board of Directors recommends a vote FOR all nominees listed in Item 1 and FOR the proposal listed in Item 2. If no directions to the contrary are indicated, the persons named herein intend to vote FOR the election of the named nominees for director and FOR the ratification of Grant Thornton LLP as the Company’s independent accountants for the current fiscal year.

PLEASE DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

(continued and to be signed on the reverse side)